Exhibit 23.1


                       Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements on Form S-8 related to certain restricted shares and stock options filed on September 29, 1994; Form S-8 related to the Non-Employee Trustee Share Plan filed on May 15, 1997; Form S-8 related to the Employee Share Purchase Plan filed on May 15, 1997; Form S-8 related to changes to First Amended and Restated Employee Share Option and Restricted Share Plan and Non-Employee Trustee Share Option Plan filed on May 15, 1997; Form S-3 related to Shelf Registration Filed November 20, 1997; Form S-3 related to the Dividend Reinvestment Plan filed on April 19, 1995, as amended; Form S-8 related to the registration of common shares issuable under the Colonial Properties Trust 401(k)/Profit-Sharing Plan filed on October 15, 1996; and Form S-3 related to the registration of common shares issuable under the Colonial Realty Limited Partnership Executive Unit Purchase Program filed on February 6, 2001, of Colonial Properties Trust of our report dated January 18, 2002, except for Noted 18, as to which the date is February 25, 2002, which appears in the Annual Report to Shareholders, which report is incorporated in this Form 10-K. We also consent to the incorporation by reference of our report dated January 18, 2002, relating to the financial statement schedules, which appear in this Form 10-K.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Birmingham, Alabama
March 28, 2002